EXHIBIT 99.1

InZon Signs Letter of Intent to Acquire CLEC/Cable Company

DELRAY BEACH, FL.--(MARKET WIRE) – February 11, 2008-- InZon Corporation  (OTCBB:IZON) today announced that the Company and its subsidiary InZon Wireless, Inc. have signed a letter of intent to acquire a licensed Competitive Local Exchange Carrier (CLEC) provider of telephone, high speed Internet and franchised cable television services based in Florida

The company has successfully built a stable client base of multiple dwelling units (MDUs) including apartments, hotels and businesses. This acquisition will add more than 10,000 additional customers to InZon's current customer base. The transaction, which is subject to the signing of definitive agreements and customary closing conditions, is expected to close before the end of April 2008. Specifics about the acquisition will be announced upon signing of the purchase agreement.

Mr. Sidney Trip Camper III, InZon's President and CEO, said, "This Letter of Intent is the first step in acquiring a solid CLEC and long distance carrier with cable services for InZon. It provides us with complementary core competencies and an opportunity for InZon to continue expanding into our target rural franchised cable and telephone service markets. Through this strategic acquisition, InZon will be able to immediately offer an expanded array of new products and services to our acquisition company customers. We expect this acquisition to be immediately accretive to our earnings."

About InZon

InZon Corporation is a Global Media and Communications company dedicated to acquiring and consolidating video, voice and data providers with solid earnings and subscribers base. InZon then provides significant value added resources and technologies to these companies to create a unique "triple play & quad play" solutions for the cable, broadband and telephone segregated markets and bringing along higher bottom line results.

InZon's software application group, SAE, owns a unique group of proprietary Operations Control Support Software (OCSS) that has been licensed to an impressive range of clients from the broadcast, telecom, media, satellite and other industries, such as NBC, CBS, Hughes Television Network, British Telecom, PanAmSat, CIGNA and many others. In addition, InZon's VeriCash Division is developing systems for Stored Value/Mobile Wallet payment technologies designed to allow users to send money from their cell phone and acts as a Virtual Point of Sale device via secure modes in most countries in the world.

InZon's WorldHub Exchange (WorldHubX) subsidiary is tasked to provide neutral centralized switching facilities and exchange services that will offer neutral interconnectivity options, providing significant economies of scale to the global telecom industry in a joint venture with NewCom International, (www.newcom-intl.com). This alliance provides the latest technology in satellite, telecommunications and disaster recovery facilities services to a diverse array on international clients utilizing their unparalleled management and engineering staff from strategically located collocation facilities, ensuring a one-stop solution for all global communication needs.

For further information contact:

ir@InZon.com

http://www.InZon.com

Trip Camper, David F. Levy, Richard Dea

561-279-8200